Exhibit h(11)

                                    FORM OF
                      AMENDMENT TO THE SUB-ADMINISTRATION
                         AND FUND ACCOUNTING AGREEMENT

THIS AMENDMENT, dated as of this day of , 1999 is made to the Sub-Administration and Fund Accounting Agreement (the "Agreement") dated July 1, 1998, between ABN AMRO FUND SERVICES, INC. (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. (n/k/a PFPC Inc.)("PFPC").

WITNESSETH

WHEREAS, the parties desire to amend the Agreement to document certain revisions thereto.

NOW THEREFORE, the Company and PFPC agree that as of the date first referenced above, the Agreement shall be amended as follows:

1. All references to "First Data Investor  Services  Group,  Inc." and "Investor
Services Group" are hereby deleted and replaced with "PFPC Inc." and "PFPC" respectively.

2. Schedule A is hereby deleted and replaced with the attached  revised Schedule
A.

3. Schedule B "FEE SCHEDULE" is hereby deleted and replaced with the attached revised Schedule B.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


ABN AMRO FUND SERVICES, INC.        PFPC INC.
         (f/k/a/ First Data Investor Services Group)

By: _____________________________   By: ______________________________

Title: ____________________________ Title: ____________________________


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                                                                       Exhibit 1

                               LIST OF PORTFOLIOS

                               Revised as of [ ]

Money Market Funds
         Treasury Money Market Fund
         Government Money Market Fund
         Money Market Fund
         Tax-Exempt Money Market Fund

Fixed Income Funds
         Fixed Income Fund
         Tax-Exempt Fixed Income Fund
         International Fixed Income Fund
         Limited Volatility Fixed Income Fund

Balanced Funds
         Balanced Fund

Equity Funds
         Value Fund
         Growth Fund
         International Equity Fund
         Small Cap Fund
         Asian Tigers Fund
         TransEurope Fund
         Latin America Equity Fund
         Real Estate Fund

Institutional Funds
Prime Money Market Fund
Treasury Money Market Fund
Government Money Market Fund


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                                                                      Schedule B

                                  FEE SCHEDULE
                               Revised As of [ ]

         For the services to be rendered, the facilities to be furnished and the payments to be made by PFPC, as provided for in this Agreement, the Company, on behalf of each Portfolio, will pay PFPC a fee for the previous month at the rates listed below. The fee for the period from the effective date of this Agreement to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

Fund Administration Fee:

A. Money Market  Funds,  Fixed Income  Funds,  Balanced  Funds and Equity Funds:
0.06% of average net assets for assets up to $2 billion* 0.04% of average net assets for assets over $2 billion* *average assets shall be calculated in the aggregate for all of the referenced funds

B. Institutional Funds: $10,000 one time start up fee (Preparation, review and filing of a new prospectus for three portfolios - two classes each) 0.02% of average net assets** **after six months a minimum fee of $40,000 per portfolio shall apply if the average net assets of the Institutional Funds do not exceed $200,000million

Fund Accounting Fee:

A. Money Market  Funds,  Fixed Income  Funds,  Balanced  Funds and Equity Funds:
Regular Rate: Per Portfolio $35,000 Each additional class $2,500

For any new Portfolios commencing operations on of after December 31, 1997, the following fee schedule shall apply:

Portfolio Assets                    Fund Accounting Fee
up to $10 million                   waived
$10 million to $20 million          $17,500 (1/2 regular rate)
over $20 million                    regular rate


B.       Institutional Funds:       Fund Accounting Fee Waived

Early Termination Fee:

The Early Termination Fee referred to in Section 8(e) and Section 13.5 of the Transfer Agency Agreement (together with this Agreement, the "Agreements") shall equal in the aggregate $1,500,000 if such termination occurs during the first year of the Agreements and $750,000 if such termination occurs during the second year of the Agreements.

Investor Services Group shall be entitled to collect all out-of-pocket fees described in Schedule C.


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